SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 13G


(Rule 13d-102)
(Amendment No. 7)



Jos. A. Banks Clothiers, Inc.
(Name of Issuer)



Common Stock



480838101
(CUSIP Number)




December 31, 2002
(Date of Event Which Requires Filing of this Statement)



	Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[X] Rule 13d-1(b)

	[ ] Rule 13d-1(c)

	[ ] Rule 13d-1(d)



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.










CUSIP NO. 480838101							Page 2 of 4 Pages


1)	Name of Reporting Person(s)	Paradigm Capital Management, Inc.

	I.R.S. Identification	IRS No.  14-1770168
	No. of Above Person (entities
	only)

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2)	Check the Appropriate Box	(a)
	if a Member of a Group	(b)

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3)	SEC Use Only

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4)	Citizenship or Place of Organization

      New York
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	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
	(5)	Sole Voting Power	-0-
	(6)	Shared Voting Power	-0-
	(7)	Sole Dispositive Power	-0-
	(8)	Shared Dispositive Power	-0-

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9)	Aggregate Amount Beneficially
	Owned by Each Reporting Person	-0-

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10)	Check if the Aggregate Amount in
	Row (9) Excludes Certain Shares	Not Applicable

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11)	Percent of Class Represented by
	Amount In Row (9)	0.0%

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12)	Type of Reporting Person	IA

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CUSIP NO. 480838101							Page 3 of 4 Pages

Item 1(a)	Name of Issuer:	Jos. A. Banks Clothiers, Inc.

Item 1(b)	Address of Issuer's Principal	500 Hanover Pike
	Executive Offices:	Hampstead, MD 21074

Item 2(a)	Name of Person Filing:	Paradigm Capital Management, Inc.


Item 2(b)	Address of Principal Business Office:	Nine Elk Street
				Albany, New York  12207

Item 2(c)	Citizenship:

		A New York State corporation

Item 2(d)	Title of Class of Securities:	Common Stock

Item 2(e)	Cusip Number:	480838101

Item 3.	If this statement is filed pursuant to 240.13d-1(b) or 240.13d-
(b) or 9c), check whether the person filing is a:

	(e) [X]	an investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

Item 4.		Ownership.

	(a)	Amount beneficially owned:	-0-

	(b)	Percent of class:			0.0%

	(c)	Number of shares as to which the person has:

			(i)	Sole power to vote or to direct the vote:

				-0-

			(ii)	Shared power to vote or direct the vote:

				-0-

			(iii)	Sole power to dispose or to direct the disposition of:

				-0-

			(iv)	Shared power to dispose or to direct the disposition of:

				-0-







CUSIP NO. 480838101							Page 4 of 4 Pages

Item 5.		Ownership of 5% or Less of a Class.

	If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.		Ownership of more than 5% on Behalf of Another Person.

Not Applicable

Item 7		Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable

Item 8		Identification and Classification of Members of the Group.

Not Applicable

Item 9		Notice of Dissolution of Group.

Not Applicable

Item 10.	Certification.

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

		After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement in conjunction with the reporting persons beneficial ownership of the common stock of Jos. A.
Banks Clothiers, Inc. at December 31, 2002 is true, complete and correct.

						PARADIGM CAPITAL MANAGEMENT, INC.


Dated:  February 14, 2003		By_/s/ Robert A. Benton
							(Signature)

						  _Vice President and CFO
							(Name/Title)
							Telephone:  (518) 431-3500
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